UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

June 28, 2007

Date of Report (Date of earliest event reported)

MILASTAR CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number: 0-5105

DELAWARE (State or other jurisdiction of incorporation or organization)	13-2636669 (I.R.S. Employer Identification No.)

7317 West Lake Street, Minneapolis, MN 55426 (Address of principal executive offices)	(952) 929-4774 (Telephone number)

Not Applicable

Former name, former address and former fiscal year, if changed since last report.

MILASTAR CORPORATION AND SUBSIDIARIES

ITEM 8.01. OTHER EVENTS

On June 28, 2007, Milastar Corporation (the "Company") issued a press release announcing the settlement of the case of Wheeler v. Milastar Corporation, et al. The settlement includes an increase in the price to be paid to stockholders in the proposed merger of the Company with Milastar Acquisition Corporation, and affiliate of Dennis J. Stevermer, the Company's Chief Executive Officer. The increase is $1.00 per share, resulting in an increase in the per share price from $2.70 per share to $3.70 per share. The settlement is contingent upon Milastar Acquisition Corporation and its affiliates obtaining financing to fund the increase in the per share price. The increased price will be reduced by an estimated $.20 per share to cover fees and costs of the plaintiff's counsel in the litigation, resulting in a net payment to stockholders currently estimated to be $3.50 per share. In addition, counsel for the plaintiff will apply for class certification as soon as possible and the defendants will be fully released from all liability upon consummation of the settlement and certification of the class.

The Company also announced that the special meeting of its stockholders originally held on June 22, 2007 and adjourned to Thursday, June 28, 2007 was further adjourned to July 16, 2007 at 8:00 a.m., local time, at Milastar's offices located at 7317 West Lake Street, Minneapolis, Minnesota 55426. The special meeting adjournment is for the purposes of allowing adequate time for Milastar Acquisition Corporation and its affiliates to obtain necessary financing and for Milastar to file and disseminate supplemental proxy materials to its shareholders. The polls will remain open during the adjournment. The record date for stockholders entitled to vote at the Special Meeting remains May 25, 2007. A copy of the press release issued by Milastar is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.
Number	Exhibit
99.1	Milastar Corporation Press Release, dated June 28, 2007.

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, there unto duly authorized.
MILASTAR CORPORATION
/s/ DENNIS J. STEVERMER
Dennis J. Stevermer
Chief Executive Officer
Dated: June 28, 2007

EXHIBIT INDEX

Exhibit No.	Description
99.1	Milastar Corporation Press Release, dated June 28, 2007.